Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEALTHPORT, INC.

HealthPort, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: that the name of this corporation is HealthPort, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on August 11, 2009.

SECOND: that the Board of Directors duly adopted resolutions, in accordance with the provisions of Sections 242, 245, 141(f) and 228 of the DGCL, proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE ONE

The name of the Corporation is HealthPort, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL of the State of Delaware.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 245,000,000 shares, consisting of:

(a) 235,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); and

(b) 10,000,000 shares of initially undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 30,000 shares are designated as “Senior Preferred Stock” having the rights, preferences, privileges and restrictions set forth in Section 4 of ARTICLE FOUR of this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”).

Section 2. Common Stock.

(a) General. Except as (1) otherwise required by law or (2) expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(b) Voting Rights. Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

(c) Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 2.

(e) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3. Preferred Stock. The Board of Directors is hereby expressly granted authority from time to time to issue Preferred Stock in one or more series and with respect to any such series, subject to the terms and conditions of this Certificate of Incorporation, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:

(a) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

(b) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(c) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(d) providing for the conversion or exchange, at the option of the holder or of the Corporation or both, or upon the happening of a specified event, of the shares of Preferred Stock into shares of any other class or classes or series of capital stock of the Corporation or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine, or providing for no conversion;

(e) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

(f) providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and

(g) specifying the number of shares constituting that series and the distinctive designation of that series.

Section 4. Senior Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Senior Preferred Stock are as set forth below in this Section 4. Capitalized terms used in this Section 4 but not otherwise defined in this Certificate of Incorporation shall have the meanings set forth in Section 4(f) of this ARTICLE FOUR.

(a) Dividends.

(i) General Obligation. When and as declared by the Corporation’s Board of Directors (the “Board of Directors”) and to the extent permitted under the DGCL, the

Corporation shall pay preferential dividends to the holders of the Senior Preferred Stock as provided in this Section 4 of ARTICLE FOUR. Except as otherwise provided herein, dividends on each share of Senior Preferred Stock (a “Senior Preferred Share”) shall accrue, whether or not declared or paid, on a daily basis at the Dividend Rate on the sum of (x) the Liquidation Value thereof and (y) all dividends that have accumulated thereon in accordance with Section 4(a)(ii) below, from and including the date of issuance of such Senior Preferred Share to and including the date on which (i) the Liquidation Value of such Senior Preferred Share (plus all Unpaid Dividends thereon) is paid to the holder thereof in full, or (ii) such Senior Preferred Share is redeemed as provided herein or otherwise repurchased and the full redemption or repurchase price thereof has been paid in full. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends (to the extent declared) shall be payable in cash, quarterly in arrears on the last day of March, June, September and December of each year beginning December 2009, and if such date is not a Business Day, then on the next succeeding Business Day (the “Dividend Reference Dates”). The date on which the Corporation initially issues any Senior Preferred Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Senior Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Senior Preferred Share.

(ii) Dividend Reference Dates. For purposes of clarity, to the extent not paid in cash on a Dividend Reference Date, all dividends which have accrued on each Senior Preferred Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Senior Preferred Share until paid to the holder thereof.

(iii) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Senior Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate Unpaid Dividends on the Senior Preferred Shares held by each such holder.

(b) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”), each holder of Senior Preferred Stock shall be entitled to be paid in cash, before any distribution or payment is made upon any Junior Securities, an amount (the “Liquidation Preference”) per Senior Preferred Share equal to the product obtained by multiplying (x) the Liquidation Value of such Senior Preferred Share (plus all Unpaid Dividends thereon) as of the date of such Liquidation Event by (y) the Redemption Premium applicable with respect to such date. If upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Senior Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4(b), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Preference of the Senior Preferred Stock held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Senior Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Senior Preferred Share and each share of Junior Securities in connection with such Liquidation Event.

(c) Redemption.

(i) Optional Redemption. The Corporation may elect at any time to redeem all or any portion of the Senior Preferred Stock outstanding pro rata among the holders thereof at a redemption price in cash per Senior Preferred Share (the “Optional Redemption Price”) equal to the product obtained by multiplying (x) the Liquidation Value of such Senior Preferred Share (plus all Unpaid Dividends thereon) as of the applicable Redemption Date by (y) the Redemption Premium applicable with respect to such date. The Corporation may exercise its election to redeem the Senior Preferred Stock under this Section 4(c)(i) by sending written notice to each record holder of Senior Preferred Shares, notifying such holder of (i) the redemption to be effected, specifying the number of Senior Preferred Shares to be redeemed from each holder, (ii) the amount of the Optional Redemption Price (including a reasonably detailed calculation thereof) and the aggregate Option Redemption Price to be paid to such holder, (iii) the date on which such redemption shall be effected (which date shall be not more than three (3) Business Days after the date on which such notice is sent), and (iv) the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such holder’s Senior Preferred Shares. In case fewer than the total number of Senior Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Senior Preferred Shares shall be issued to the holder thereof without cost to such holder within three (3) Business Days after surrender of the certificate representing the redeemed Senior Preferred Shares.

(ii) Scheduled Redemption. On September 19, 2014 (the “Scheduled Redemption Date”), the Corporation shall redeem all of the Senior Preferred Stock then outstanding, if any, at a redemption price in cash per Senior Preferred Share (the “Scheduled Redemption Price”) equal to the Liquidation Value of such Senior Preferred Share (plus all Unpaid Dividends thereon) as of the applicable Redemption Date. The Corporation shall effectuate the redemption of the Senior Preferred Shares pursuant to this Section 4(c)(ii) by sending written notice to each record holder of Senior Preferred Shares not less than 10 Business Days prior to the Scheduled Redemption Date, notifying such holder of (i) the redemption to be effected, specifying the number of Senior Preferred Shares to be redeemed from each holder, (ii) the amount of the Scheduled Redemption Price (including a reasonably detailed calculation thereof) and the aggregate Scheduled Redemption Price to be paid to such holder, (iii) the date on which such redemption shall be effected (which date shall be the Scheduled Redemption Date), and (iv) the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such holder’s Senior Preferred Shares. In case fewer than the total number of Senior Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Senior Preferred Shares shall be issued to the holder thereof without cost to such holder within three (3) Business Days after surrender of the certificate representing the redeemed Senior Preferred Shares.

(iii) Redemption Upon Event of Default. If and when required by Section 5.1 of the Investor Rights Agreement as a result of an Event of Default, and subject to the limitations set forth in Section 2.2 of the Investor Rights Agreement, the Corporation shall redeem all of the Senior Preferred Stock then outstanding, if any, at a redemption price in cash per Senior Preferred Share (the “Default Redemption Price”) equal to the product obtained by multiplying (x) Liquidation Value of such Senior Preferred Share (plus all Unpaid Dividends thereon) as of the applicable Redemption Date by (y) the Redemption Premium applicable with respect to the date on which such Event of Default initially occurred. The Corporation shall effectuate the redemption of the Senior Preferred Shares pursuant to this Section 4(c)(ii) by sending written notice to each record holder of Senior Preferred Shares not less than 10 Business Days prior to the Scheduled Redemption Date, notifying such holder of (i) the redemption to be effected, specifying the number of Senior Preferred Shares to be redeemed from each holder, (ii) the amount of the Default Redemption Price (including a reasonably detailed calculation thereof) and the aggregate Default Redemption Price to be paid to such holder, (iii) the date on which such redemption shall be effected, and (iv) the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such holder’s Senior Preferred Shares. In case fewer than the total number of Senior Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Senior Preferred Shares shall be issued to the holder thereof without cost to such holder within three (3) Business Days after surrender of the certificate representing the redeemed Senior Preferred Shares.

(iv) Redemption Payments. For each Senior Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the applicable Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Senior Preferred Share) a cash amount in immediately available funds equal to (i) in the case of a redemption under Section 4(c)(i) above, the Optional Redemption Price, (ii) in the case of a redemption under Section 4(c)(ii) above, the Scheduled Redemption Price, or (iii) in the case of a redemption under Section 4(c)(iii) above, the Default Redemption Price (as applicable, the “Redemption Price”). If the Corporation’s funds that are legally available for redemption of Senior Preferred Shares on any Redemption Date are insufficient to pay the aggregate Redemption Price for the total number of Senior Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Senior Preferred Shares pro rata among the holders of the Senior Preferred Shares based upon the aggregate Redemption Price of the Senior Preferred Shares held by such holders. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Senior Preferred Shares, such funds shall immediately be used to pay the balance of the Redemption Price for the Senior Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(v) Dividends After Redemption Date. No Senior Preferred Share shall be entitled to any dividends accruing after the date on which the Redemption Price of such Senior Preferred Share is paid in full to the holder of such Senior Preferred Share. On such date, all rights of the holder of such Senior Preferred Share shall cease, and such Senior Preferred Share shall no longer be deemed to be issued and outstanding.

(vi) Redeemed or Otherwise Acquired Senior Preferred Shares. Any Senior Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(vii) Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Senior Preferred Shares, except as expressly authorized herein or in the Investor Rights Agreement.

(d) Voting Rights. Except as specifically provided herein, the Holders of the Senior Preferred Stock shall not be entitled to vote with respect to matters presented to the stockholders of the Corporation on which Holders of Common Stock are entitled to vote.

(e) Conversion Rights. The Senior Preferred Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f) Certain Definitions. As used in Section 4 of this ARTICLE FOUR, the following terms shall have the following meanings:

(i) “Dividend Rate” of any Senior Preferred Share shall be equal to a rate of 14.0% per annum: provided that, during any period when an Event of Default shall be in existence, the rate of accrual for such yield shall be 17.0% per annum from and after the date of such Event of Default and until such Event of Default has been cured or waived in accordance with the terms of the Investor Rights Agreement.

(ii) “Event of Default” shall have the meaning set forth in the Investor Rights Agreement.

(iii) “Junior Securities” means any capital stock of the Corporation which ranks junior to the Senior Preferred Shares as to dividends, liquidations rights or otherwise.

(iv) “Investor Rights Agreement” means that certain Senior Preferred Stock Investor Rights Agreement dated as of the date hereof by and among the Corporation and the initial holders of Senior Preferred Stock, as in effect from time to time.

(v) “Liquidation Value” means, with respect to any Senior Preferred Share, an amount equal to $1,000.00 (as adjusted to reflect any stock split, reverse stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect).

(vi) “Redemption Date” means, as to any Senior Preferred Share, the date specified in the notice of any redemption at the Corporation’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a “Redemption Date” unless the applicable Redemption Price is actually paid in full on such date, and if not so paid in full, the “Redemption Date” shall be the date on which such amount is fully paid.

(vii) “Redemption Premium” means (i) 104%, with respect to any date occurring on or prior to June 15, 2010, (ii) 102%, with respect to any date occurring after June 15, 2010, but on or prior to June 15, 2011, and (iii) 100% with respect to any date occurring after June 15, 2011.

(viii) “Required Holders” shall have the meaning set forth in the Investor Rights Agreement.

(ix) “Unpaid Dividends” means with respect to each Senior Preferred Share as of any date of determination, all accumulated dividends and accrued and unpaid but not yet accumulated dividends thereon from and including the date of issuance of such Senior Preferred Share to and including such date of determination.

Section 5. Preemptive Rights. No holder of Senior Preferred Stock shall have any preemptive rights with respect to any securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 6. Amendment of Section 4. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation or the DGCL, the affirmative vote of the Required Holders shall be required to alter, amend or repeal, or to adopt any provision or by-law inconsistent with, Section 4 of this ARTICLE FOUR.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be determined in the manner set forth in the bylaws of the Corporation.

Section 2. Election, Classes of the Board of Directors and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this ARTICLE SEVEN. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Section 3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66- 2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SEVEN, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6. By-Laws. The Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the by-laws of the Corporation shall not be amended, altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66- 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 7. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issue of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE SEVEN

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE EIGHT with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE EIGHT shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under Section 2 of this ARTICLE EIGHT shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE EIGHT), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE EIGHT is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE EIGHT), the right to indemnification or advances as granted by this ARTICLE EIGHT shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE EIGHT, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE EIGHT shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE EIGHT) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE EIGHT in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE EIGHT shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Other Rights; Continuation of Right to Indemnification. The rights to indemnification and to the advance of expenses conferred in this ARTICLE EIGHT shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this ARTICLE EIGHT shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE EIGHT is in effect. Any repeal or modification of this ARTICLE EIGHT or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

Section 8. Merger or Consolidation. For purposes of this ARTICLE EIGHT, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE EIGHT with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Section 9. Savings Clause. If this ARTICLE EIGHT or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this ARTICLE EIGHT as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE EIGHT to the fullest extent permitted by any applicable portion of this ARTICLE EIGHT that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE EIGHT

For so long as the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the chairman of the Board of Directors or the chief executive officer of the Corporation or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE NINE

Section 1. Certain Acknowledgements. In recognition and anticipation that: (i) the directors, officers, members, managers and/or employees of ABRY Partners, LLC may serve as directors and/or officers of the Corporation, (ii) ABRY Partners, LLC and Affiliated Companies thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) non-employee directors of the Corporation may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iv) the Corporation and its subsidiaries may engage in material business transactions with ABRY Partners, LLC and Affiliated Companies thereof and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve ABRY Partners, LLC or Affiliated Companies and its directors, officers, members, managers and/or employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 2. Competition and Corporate Opportunities. None of ABRY Partners, LLC nor any of its Affiliated Companies shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. In the event that ABRY Partners, LLC or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and ABRY Partners, LLC and its Affiliated Companies shall not have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.

Section 3. Allocation of Corporate Opportunities. In the event that a non-employee director of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and such non-employee director, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, unless such corporate opportunity is expressly offered to such non-employee director solely in his or her capacity as a director of the Corporation.

Section 4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of ARTICLE THREE or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Renouncement of Certain Corporate Opportunities. Except as provided in Section 3 above, if a director or officer of the Corporation who is also a director or officer of ABRY Partners, LLC acquires knowledge of a potential transaction or matter which may be a corporate opportunity, the Corporation shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that such person shall have no duty to present such corporate opportunity to the Corporation and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or Subsidiaries’) own account or to direct, sell, assign or transfer such corporate opportunity to persons other than the Corporation or any of its Affiliated Companies. Such person shall not breach any fiduciary duty to the Corporation or to its stockholders by reason of the fact that such person does not present such corporate opportunity to the Corporation or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person.

Section 6. Agreements and Transactions with ABRY Partners, LLC. In the event that ABRY Partners, LLC or any of its Affiliated Companies enters into an agreement or transaction with the Corporation or any of its subsidiaries, a director or officer of the Corporation who is also a director, officer, member, manager and/or employee of ABRY Partners, LLC or any of its Affiliated Companies shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(a) The agreement or transaction was approved by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”), or (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons or (iii) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors of the Corporation or committee thereof in the manner set forth in (i) and (ii) above, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and ABRY Partners, LLC or any Affiliated Company thereof and the material terms and facts of the agreement or transaction;

(b) The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(c) The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding Common Stock held by ABRY Partners, LLC and Affiliated Companies and any Interested Person; provided, that, if no Common Stock is then outstanding, a majority of the voting power of the Corporation’s capital stock entitled to vote, excluding ABRY Partners, LLC and any Affiliated Company or Interested Person.

Section 7. Certain Definitions. For purposes of this ARTICLE NINE, “Affiliated Company” shall mean in respect of ABRY Partners, LLC, any company which is controlled by ABRY Partners, LLC (other than the Corporation and any company that is controlled by the Corporation).

Section 8. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision or by-law inconsistent with, this ARTICLE NINE. Any amendment, repeal or modification of this ARTICLE NINE shall not in any way diminish the rights or protections afforded by this ARTICLE NINE with respect to or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, modification or repeal.

Section 9. Termination. The provisions of this ARTICLE NINE shall have no further force or effect for ABRY Partners, LLC at such time as ABRY Partners, LLC and any company controlling, controlled by or under common control with ABRY Partners, LLC shall first cease to be the owner, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation or an Affiliated Company thereof and ABRY Partners, LLC or an Affiliated Company thereof that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (ii) any transaction or agreement entered into between the Corporation or an Affiliated Company thereof and ABRY Partners, LLC or an Affiliated Company thereof.

Section 10. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this ARTICLE NINE.

ARTICLE TEN

Subject to Section 6 of ARTICLE FOUR of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the by-laws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 66- 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a by-law inconsistent with, ARTICLES SEVEN, EIGHT, NINE and ELEVEN of this Certificate of Incorporation.

ARTICLE ELEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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